Exhibit 99.1

AIG House
Level 11
41 Shortland Street
PO Box 2453
Auckland 1140
New Zealand
Ph: (07) 839 4771

22 February 2019

UP Fintech Holding Limited

No.16 Taiyanggong Middle Road

Chaoyang Distring

Beijing, 100020

PEOPLE’S REPUBLIC OF CHINA

Dear Sir/Madam

NEW ZEALAND LEGAL OPINION

1.                                      We are lawyers qualified in New Zealand (“NZ”) and are qualified to issue opinions on NZ Laws (as defined in Section 4 below).

2.                                      We act as the NZ counsel to UP Fintech Holding Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), representing Class A ordinary shares of par value US$0.00001 per share of the Company (together with the ADSs, the “Offered Securities”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and (b) the Company’s proposed listing of the Offered Securities on the Nasdaq Global Market.

3.                                      In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by NZ authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all Documents submitted to us as originals, and the conformity with the originals of all Documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the Documents.

4.                                      The following terms as used in this Opinion are defined as follows:

“NZ Laws”	means any and all laws, regulations, statutes, rules, and court judicial interpretations currently in force and publicly available in NZ as of the date hereof.

“NZ Subsidiaries”	means Top Capital Partners Limited, Tiger Holdings Group Limited and Top Capital Partners Custodians Limited.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalised terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

5.                                      Based upon and subject to the foregoing, we are of the opinion that:

(a)                                 Corporate Structure. The descriptions of the corporate structure of the NZ Subsidiaries set forth under the heading “Corporate History and Structure” of the Prospectus are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects.

(b)                                 NZ Regulatory Approval. We have advised the Company based on our understanding of the NZ Laws that no NZ regulatory approval is required for the listing and trading of the Company’s ADSs on the Nasdaq Global Market in the context of this Offering.

(c)                                  Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of NZ would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in NZ against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under the NZ statute and common law. NZ courts may recognize and enforce foreign judgments based on treaties between NZ and the country where the judgment is made on principles of reciprocity between jurisdictions (under the Reciprocal Enforcement of Judgments Act 1934 or, in respect of Commonwealth countries, under the Senior Courts Act 2016) or under common law. NZ does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments.

However, a final and conclusive judgment in personam obtained in the federal or state courts in the United States or the Cayman Islands under which a sum of money is payable (other than a sum of money payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty) may be recognized in NZ under common law.

Such a judgment may form the basis of NZ proceedings if (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the NZ conceptions of natural justice; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of NZ; and (v) service was properly effected in accordance with NZ law.  Proceedings for enforcement would need to be commenced within 6 years of the date the judgment became enforceable in the United States or the Cayman Islands.

The NZ Courts have a residual discretion to refuse to recognise a foreign judgment, and may take into account factors such as the existence of new admissible evidence that was not before the foreign Court.  However, the Court will not re-examine a foreign judgment on its merits.

There is some uncertainty as to whether a judgment predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States would meet these criteria.  This is because judgment obtained from the United States courts under the civil liability provisions of the securities laws may be considered by the courts of the NZ to be penal or punitive in nature, even though the liability is ‘civil’.  This question does not appear to have previously been determined by the NZ Courts.  If such a determination is made, the judgment would not meet the criteria for enforcement in NZ.

(d)                                 Taxation. We express no opinion on any matter relating to taxation.

(e)                                  Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “History and Corporate Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, “Management”, “Related Party Transactions”, and “Regulation” and “Legal Matters” (other than the financial statements and related schedules and other financial data, and all matters relating to taxation contained therein to which we express no opinion), to the extent such statements relate to matters of NZ Law or documents, agreements or proceedings governed by NZ Law, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the NZ Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

6.                                      This Opinion is subject to the following qualifications:

(a)                                 This Opinion relates only to the NZ Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the NZ Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)                                 This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(c)                                  This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent NZ legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant NZ Laws.

(d)                                 Under section 297 of the New Zealand Companies Act 1993, the liquidator of a company may recover any excess benefit provided by a company under a transaction entered into at an undervalue and within the period which begins two years before the commencement of the liquidation (unless certain solvency tests are satisfied).

(e)                                  A New Zealand court may not give effect to provisions of the documents relating to severability (as it may reserve to itself the decision as to whether any provision is severable).

(f)                                   Discretions may be required to be exercised reasonably, and opinions based on reasonable grounds.

(g)                                  Proceedings brought before a New Zealand court may be stayed if:

(i)                                     the subject matter of the proceedings has previously been considered by or is concurrently before another court in another jurisdiction; or

(ii)                                  another forum, having competent jurisdiction, is the more appropriate forum for those proceedings.

This opinion excludes all matters relating to each of the subsidiaries of the Company that are incorporated in jurisdictions outside of New Zealand.

This opinion relates only to New Zealand law in force and effective on the date of this opinion and is given on the basis that it will be construed in accordance with New Zealand law.

This opinion relates only to the Registration Statement to the extent that it has been provided to us for review. That version was sent to us on [Date], [File name].

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Tompkins Wake
TOMPKINS WAKE